Exhibit 10.1

SPONSORED

RESEARCH AGREEMENT

THIS AGREEMENT, effective this day of 19th, March 2012, by and between Temple University – Of the Commonwealth System of Higher Education (hereinafter referred to as "University") and Save The World Air, Inc. , having a principal place of business at: 735 State Street, Suite 500, Santa Barbara, CA 93101 (hereinafter referred to as "Sponsor").

RECITALS:

1. The research program contemplated by this Agreement is of mutual interest and benefit to University and Sponsor, will further the multiple missions of University (Instruction, Research, and Public Service) in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for Sponsor, University, and society by the advancement of science and engineering through discovery;

2. Sponsor has expressed a desire to engage University to create or enhance technologies that will assist in Sponsor's development and commercialization of new products and/or processes;

3. University's research capabilities reflect a substantial public investment which University, as a part of its mission, wishes to utilize in a cooperative and collaborative research effort with Sponsor in order to meet the above stated needs;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties hereto agree to the following:

Article 1 – Definitions

As used herein, the following terms shall have the following meanings:

1.1 "Project" shall mean the research described in Appendix A hereof, under the direction of Dr. Rongjia Tao, Ph.D. (hereinafter referred to as "Principal Investigator").

1.2 "Intellectual Property" shall mean certain inventions and/or discoveries conceived and/or reduced to practice in performance of this Project and resulting in patents, divisions, continuations, or substitutions of such patent applications and all reissues thereof, upon which a University employee or agent is a named inventor.

1.3 "Proprietary Information" shall mean any written information and data marked proprietary or non-written information and data disclosed which is identified at the time of disclosure as proprietary and is reduced to writing and transmitted to the other party within sixty (60) days of such non-written disclosure.

Article 2 - Period of Performance

Period of performance shall be from April 1, 2012 to April 1, 2014 (hereinafter referred to as "Period of Performance").

Article 3 - Research Work

University shall commence the performance of Project on the first day of Period of Performance and shall use reasonable efforts to perform Project substantially in accordance with the terms and conditions of this Agreement.

Article 4 - Reports

Upon receipt by University of the fiscal consideration identified in Section 5, the Principal Investigator shall furnish Sponsor with subsequent quarterly reports regarding Project as specified in Appendix A.

Article 5 - Fiscal Considerations

5.1 This is a Sponsor-funded Agreement. Total cost to Sponsor shall not exceed Five Hundred Thousand Dollars ($500,000.00) and payable in quarterly installments of Sixty-Two Thousand and Five Hundred Dollars ($62,500.00) by Sponsor to University. Payments shall be made by Sponsor within thirty (30) days of receipt of monthly invoices.

5.2 University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

5.3 In the event of early termination of this Agreement pursuant to Article 10 hereof, Sponsor shall pay all existing costs and non-cancelable obligations incurred by University as of the date of termination.

Article 6 - Publicity

Neither party to this Agreement will use the name of the other party, nor of any member of the other party's employees, in any publicity, advertising, or news release without the prior written approval of an authorized representative of that party.

Article 7 - Publication

7.1 It is the purpose of this clause, in conjunction with Article 8 - Confidentiality, to balance Sponsor's need to protect commercially feasible technologies, products, or processes with University's public responsibility to freely disseminate scientific findings for the advancement of knowledge. University recognizes that the public dissemination of information based upon Research performed under this Agreement cannot contain Proprietary Information nor should it jeopardize Sponsor's ability to commercialize Intellectual Property developed hereunder. Further, University acknowledges that commercially sensitive information related to the design or composition of specified products or processes is not of general interest, while its confidentiality may be critical to the commercialization of said products or processes. Similarly, Sponsor recognizes that the scientific results of Project must be publishable and, subject to the confidentiality provisions of the Agreement, may be presented in forums such as symposia or international, national or regional professional meetings, or published in vehicles such as books, journals, websites, theses, or dissertations.

7.2 University agrees not to publish or otherwise disclose Proprietary Information. Sponsor agrees that University, subject to review by Sponsor, shall have the right to publish results of Project which are not proprietary to the design or composition of specified products or processes derived from Project. Sponsor shall be furnished copies of any proposed publication or presentation at least thirty (30) days before submission of such proposed publication or presentation. During that time, Sponsor shall have the right to review the material for Proprietary Information provided by Sponsor and to assess the patentability of any invention described in the material. If Sponsor decides that a patent application should be filed, the publication or presentation shall be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. At Sponsor's request, Proprietary Information provided by Sponsor shall be deleted.

Article 8 - Confidentiality

8.1 Prior to disclosure of Proprietary Information to University by Sponsor, Sponsor shall notify Principal Investigator of its intent to disclose Proprietary Information; and Principal Investigator shall have the right to decline receipt of said information. Said Proprietary Information shall be sent only to Principal Investigator.

8.2 Each party to this Agreement agrees to treat Proprietary Information received from the other with the same degree of care with which it treats its own Proprietary Information and further agrees not to disclose such Proprietary Information to a third party without prior written consent from the party disclosing Proprietary Information.

8.3 The foregoing obligations of non-disclosure do not apply to Proprietary Information which:

(a) was known to the recipient prior to the disclosure hereunder;

(b) was received from a third party not under an obligation of confidence to recipient;

(c) is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient;

(d) has been independently developed by a third party that has not had access directly or indirectly to Proprietary Information, and such third party can substantiate any claim of independent development by written evidence; or

(e) is required to be disclosed by law.

8.4 Unless otherwise agreed to in writing, neither party hereto shall have any obligation of confidentiality under this Agreement after the earliest of either the fifth anniversary of the conclusion of Period of Performance or termination in accordance with Article 10.

Article 9 - Intellectual Property

9.1 The purpose of this clause is to balance Sponsor's ability to reasonably exploit, with due competitive advantage, the commercial viability of technologies, products, or processes that may arise from this Agreement with University's responsibility to ensure the broadest public benefit from the results of University research. University recognizes that one of the prime reasons Sponsor has entered into this Agreement is an effort to secure, through the creation or enhancement of technologies, a market position with regard to its products or processes. At the same time, Sponsor recognizes that University has an obligation to utilize the knowledge and technology generated by University research in a manner which maximizes societal benefit and economic development and which provides for the education of graduate and undergraduate students.

9.2 Pursuant to Article 4, University will disclose to Sponsor in writing any information that University deems may be relevant to Intellectual Property made during the Project performed hereunder. Such disclosure shall be provided and maintained by Sponsor in confidence pursuant to the terms of Article 8.

Sponsor shall have up to sixty (60) days from the receipt of the disclosure to inform University whether it elects to have University file a patent application thereon pursuant to the procedures set forth below.

9.3 All rights and title to Intellectual Property shall be subject to that Exclusive License Agreement between Temple and Company (as defined therein) dated August 1, 2011.

9.4 University shall file and prosecute patent applications, using counsel of University's choice after due consultation with Sponsor. University shall keep Sponsor advised as to all developments with respect to application(s) and shall supply copies of all papers received and filed in connection with the prosecution to Sponsor. Sponsor shall reimburse University for all costs incurred in connection with such preparation, filing, and prosecution of patent(s).

9.5 Within nine (9) months of the filing date of a U.S. patent application, the Sponsor shall provide to University a written list of foreign countries in which applications should be filed. If Sponsor elects to discontinue financial support of any patent prosecution, in any country, University shall, independent of Sponsor, be free to continue prosecution at University's expense. In such event, University shall have no further obligation to Sponsor in regard to such patent applications or patents.

9.6 Copyright to copyrightable materials, including computer software, resulting from Project shall vest in University with a royalty-free license to Sponsor for its non-commercial use. Upon Sponsor’s written request, University shall grant to Sponsor an option to license any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including a reasonable royalty, as the parties hereto agree in a subsequent writing.

9.7 Sponsor understands that University must comply with the provisions of the Bayh-Dole Act. To the extent that U. S. Government's approval may be deemed necessary to transfer license rights hereunder to Sponsor, Sponsor shall provide whatever reasonable assistance is required, and will reimburse University for all external costs associated therewith.

Article 10 - Termination

10.1 Either party may terminate this Agreement upon ninety (90) days prior written notice to the other.

10.2 In the event that either party hereto shall commit any material breach of or default in any terms or conditions of this Agreement, and also shall fail to reasonably remedy such default or breach within sixty (60) days after receipt of written notice thereof by the non-breaching party, the non-breaching party may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect. Termination shall be effective as of the day of the receipt of such notice.

10.3 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor's breach of contract for failure to make payments under Article 5 shall cause Sponsor to forfeit its rights under Article 9. The rights and obligations of Article 8 of this Agreement shall survive termination.

Article 11 - Independent Contractor

11.1 In the performance of the Project, both parties shall be deemed to be and shall be independent contractors.

11.2 Neither party hereto is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Article 12 - Indemnity

Each party assumes all risks of personal injury, bodily injury including death, and property damage caused by the negligent acts or omissions of that party. Except as provided above, Sponsor shall fully indemnify and hold harmless University against all claims and costs (including counsel fees) arising out of Sponsor's use and/or mis-use, commercialization, or distribution of information, materials or products which result in whole or in part from the research performed pursuant to this Agreement. Sponsor will hold University harmless from any claims arising from third party claims that the work performed hereunder infringes third party intellectual property rights. University has no knowledge of any such claims.

Article 13 - Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:

If to Sponsor:

Name/Title	_____________________________	Phone:	_________________
Address	_____________________________	Fax:	_________________
		Email:	_________________
City/State/Zip	_____________________________

If to University:

Eleanor M. Cicinsky
Senior Grants and Contracts Administrator	Phone:	215-204-8691
Office of Sponsored Programs	Fax:	215-204-7486
1938 Liacouras Walk, 2nd Floor	Email:	ecicinsk@temple.edu
Philadelphia, PA 19122-6023

If Payment Matters:

Research Accounting Services	Phone:	215-962-2050
Jeanette Pastelak, Director
RAS: 1852 N. 10th Street, 083-11	Email:	pastelak@temple.edu
Philadelphia, PA 19122-6023

If Technical Issue:

PI	Dr.Rongjia Tao, Ph.D.	Phone:	215-204-7651
Title	Professor of Physics	Fax:	215-204-5652
Campus Address	BA212, Barton Hall	Email:	rtao@temple.edu
Temple University
City/State/Zip	Philadelphia, PA 19122-6082

Notice given pursuant to this Article shall be effective as of the day of receipt of notice.

Article 14 - Governing Law

Both parties agree to comply with all applicable federal, state, and local laws and regulations in the performance of this Project, as well as any requirements under any applicable protocol or statement of work. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Article 15 - Dispute Resolution

In the event of any claim, dispute or controversy arising under, out of, or in connection with this Agreement, the parties shall appoint a representative and negotiate in good faith for a period of not less than sixty (60) days. If the representatives of the parties have not been able to resolve the dispute within such sixty (60) days, the parties shall have the right to pursue any other remedies legally and equitably available to resolve such dispute in either the Courts of the Common Pleas of Philadelphia County of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania, to whose jurisdiction for such purposes the University and Sponsor each hereby irrevocably consents and submits.

Notwithstanding the foregoing, nothing in this clause shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

Article 16 - General Provisions

16.1 Non-assignability -- The rights and obligations of the parties under this Agreement shall not be assignable without the prior written permission of the other party.

16.2 Severability -- If any provision hereof is held unenforceable or void, the remaining provisions shall be enforced to the extent possible in accordance with the terms herein.

16.3 Entire Agreement -- This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes or cancels all previous negotiations, agreements, commitments and writings between the parties on the subject of this Agreement. Should processing of this Agreement require issuance of a purchase order or other contractual document, all terms and conditions of said document are hereby deleted in entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto.

16.4 Export Control Regulations -- Sponsor agrees that it shall comply with all applicable export control regulations of the United States of America. Sponsor shall be responsible for obtaining all information regarding such regulations that is necessary for Sponsor to comply with such regulations.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.

By An Authorized Official of University

Name:	Kenneth H. Kaiser

Title:	Senior Associate Vice President for Finance and Human Resources

Date:	____________________________________

By An Authorized Official of Sponsor

Name:	____________________________________

Title:	____________________________________

Date:	____________________________________

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